Exhibit 99.1

SBT Bancorp, Inc. Reports Record Earnings

SIMSBURY, Conn.--(BUSINESS WIRE)--January 31, 2013--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for Simsbury Bank & Trust Company, today announced net income of $604,000 for the fourth quarter of 2012 compared to $367,000 for the fourth quarter of 2011, an increase of $237,000 or 65%. Net income available to common stockholders after preferred stock dividends and amortization totaled $579,000 for the fourth quarter of 2012, or $0.66 per diluted share, compared to $311,000, or $0.35 per diluted share, for the fourth quarter of 2011, an 89% increase in diluted earnings per share.

For the year ended December 31, 2012, net income totaled $2,044,000, compared to $909,000 for the year ended December 31, 2011, an increase of $1,135,000 or 125%. Net income available to common stockholders after preferred dividends and amortization was $1,898,000 or $2.18 per diluted share for the year ended December 31, 2012, compared to $550,000 or $0.63 per diluted share for the year ended December 31, 2011, a 246% increase in diluted earnings per share. Total assets on December 31, 2012 were $375 million, compared to $377 million on December 31, 2011.

SBT Bancorp’s prior year (2011) results were impacted by one-time charges related to the formation of SBT Passive Investment Company (PIC) in the first quarter of 2011 and repayment of Capital Purchase Program (CPP) funding in the third quarter of 2011. Excluding these one-time charges, prior year (2011) earnings would have been: net income $1,081,000, net income available to common stockholders after preferred dividends and amortization $827,000, and diluted earnings per share $0.95. Compared to these pro forma 2011 results, for the year ending December 31, 2012 net income increased by $963,000 or 89% and diluted earnings per share increased by $1.23 or 129%.

Key financial highlights for the fourth quarter of 2012 and for the year ending December 31, 2012 include significant growth in earnings, continued loan and deposit growth, favorable asset quality, and a well capitalized regulatory capital position:

  Fourth quarter 2012 net income of $604 thousand was the highest level of quarterly net income in the history of SBT Bancorp
  Annual net income exceeded $2 million for the first time in the history of SBT Bancorp
  Annual earnings per share increased by 246%, or 129% on a pro forma basis
  Annual non-interest income increased by $1.7 million or 70%
  Loans outstanding grew by $19 million or 9%
  Asset quality remained very favorable with total non-accrual loans and loans 30 or more days past due decreasing from 1.30% of loans outstanding on December 31, 2011 to 0.76% of loans outstanding on December 31, 2012
  The Bank’s Total Risk Based Capital ratio ended the year at 14.68%.

“Strong growth in revenue, loans and deposits combined with continued excellent asset quality produced the best quarter and the best year of earnings in the history of SBT Bancorp,” stated SBT Bancorp President and CEO, Martin J. Geitz. “We are fortunate to have an outstanding team of professionals who are implementing our strategic plan with great success. Our team’s work produces high customer satisfaction that drives our growth and financial results. We look forward to growing the company’s revenue and building shareholder value in 2013 and beyond.”

Total revenues, consisting of net interest and dividend income plus noninterest income, were $14.6 million in 2012 compared to $12.6 million a year ago, an increase of $2.0 million or 16%. Net interest and dividend income increased in 2012 by $333 thousand or 3% while noninterest income increased by $1.7 million or 70% primarily due to an increase in gain on loans sold and an increase in service charges and fees.

The net interest margin decreased 8 basis points from 3.25% in 2011 to 3.17% in 2012. The yield on interest earning assets decreased 24 basis points to 3.48% while cost of funds decreased 22 basis points to 0.40% in 2012. The Bank experienced a greater decline in yield on assets as compared to the decline in cost of funds.

Total non-interest expenses for 2012 were $11.5 million with an increase of $751 thousand or 7% over 2011. The increase in expenses was primarily attributable to expenses associated with growing the Bank’s revenues. Salaries and employee benefit expenses and advertising and promotions fees increased by a total of $813 thousand during 2012 compared to 2011. Professional fees and FDIC insurance assessment decreased by a total of $362 thousand in 2012 compared to 2011. All other operating expenses were up by $300 thousand in 2012 compared to 2011. The provision for loan losses was $320 thousand in 2012 compared to $495 thousand in 2011, a decline of $175 thousand or 35%.

On December 31, 2012 loans outstanding were $236 million, an increase of $19 million or 9% over a year ago. The allowance for loan losses ended the year at $2.6 million or 1.10% of total loans. This compares to an allowance for loan losses of $2.5 million or 1.14% of loans on December 31, 2011. The profile of the Company’s loan portfolio remained relatively low-risk throughout 2012. At year end, 70% of total loans were conventionally underwritten residential mortgages and consumer home equity lines and loans. Commercial loans represent 26% of the Company’s total loans. Other consumer loans comprise 4% of total loans. The Company’s exposure to commercial real estate concentrations is relatively low. Total exposure to builder and land development loans and non-owner occupied commercial real estate was $11 million at year end, 5% of total loans and 37% of total stockholders’ equity. The Company had non-accrual loans totaling $1.2 million equal to 0.53% of total loans on December 31, 2012 compared to non-accrual loans of $2.3 million or 1.07% of total loans a year ago. Total non-accrual loans and loans 30 or more days past due decreased from 1.30% of loans outstanding on December 31, 2011 to 0.76% of loans outstanding on December 31, 2012.

Total deposits on December 31, 2012 were $340 million, compared to $345 million in total deposits on December 31, 2011. Prior year-end (December 31, 2011) total deposits included a business checking account short-term deposit of $19 million that was deposited in late December 2011 and was withdrawn in early January 2012. Excluding this prior year-end anomaly, total deposits for the year 2012 increased by $14 million or 4%. This growth was all in Core deposits (Demand, Savings and NOW accounts). Compared to December 31, 2011, demand deposits, adjusting for the prior year-end anomaly, increased $8 million or 9%, savings and NOW deposits increased $11 million or 7%, and time deposits decreased by $5 million or 6%. At year-end 2012, 27% of total deposits were in non-interest bearing demand accounts, 52% were in low-cost savings and NOW accounts, and 21% were in time deposits.

Capital levels for the Simsbury Bank & Trust Company on December 31, 2012 were above those required to meet the regulatory “well-capitalized” designation.

Simsbury Bank is an independent publicly held community bank for consumers and businesses based in Connecticut’s Farmington Valley. The bank serves customers locally through branches in Avon, Bloomfield, Granby and Simsbury and regionally through mortgage and commercial bankers active throughout Southern New England. Simsbury Bank customers enjoy full online banking services at www.simsburybank.com and online mortgage applications at www.simsburybank.com/mortgages; free ATM access at thousands of machines across the country through the SUM program; and 24 hour telephone banking. The Bank offers financial planning, investment and insurance products through LPL Financial and its affiliates, member FINRA/SIPC. Simsbury Bank’s parent company is SBT Bancorp whose stock is traded under the ticker symbol SBTB.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc and Subsidiary
Condensed Consolidated Balance Sheets
December 31, 2012 and 2011

(Dollars in thousands, except for per share amounts)

	12/31/2012	12/31/2011

ASSETS
Cash and due from banks	$12,372	$19,217
Interest-bearing deposits with Federal Reserve Bank of Boston and Federal Home Loan Bank	19,276	65,293
Money market mutual funds	2,094	5,346
Federal funds sold	358	2,024
Cash and cash equivalents	34,100	91,880

Interest-bearing time deposits with other bank	3,789	4,728
Investments in available-for-sale securities (at fair value)	91,820	56,859
Federal Home Loan Bank stock, at cost	589	660

Loans outstanding	235,884	216,553
Less allowance for loan losses	2,594	2,469
Loans, net	233,290	214,084

Premises and equipment	824	679
Accrued interest receivable	1,019	964
Other real estate owned	213	-
Bank owned life insurance	6,520	4,172
Other assets	2,855	3,013
Total other assets	11,431	8,828

TOTAL ASSETS	$375,019	$377,039

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$92,670	$103,778
Savings and NOW deposits	175,268	164,318
Time deposits	72,471	76,681
Total deposits	340,409	344,777

Securities sold under agreements to repurchase	3,569	3,548
Other liabilities	1,604	1,271
Total liabilities	345,582	349,596

Stockholders' equity:
Preferred Stock, senior non-cumulative perpetual, Series C, no par; 9,000 shares issued and outstanding at December 31, 2012 and 2011; liquidation value of $1,000 per share	8,964	8,952
Common Stock, no par value; authorized 2,000,000 shares; issued and outstanding 888,724 shares and 888,310 shares, respectively, in 2012 and 876,808 shares and 876,394 shares, respectively, in 2011	9,901	9,620
Retained earnings	9,819	8,360
Treasury Stock, 414 shares	(7)	(7)
Unearned compensation restricted stock awards	(368)	(199)
Accumulated other comprehensive income	1,128	717
Total stockholders' equity	29,437	27,443
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$375,019	$377,039

SBT Bancorp, Inc
Condensed Consolidated Statements of Income

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the Twelve months ended
	12/31/2012	12/31/2011	12/31/2012	12/31/2011

Interest and dividend income:
Interest and fees on loans	$2,368	$2,499	$9,656	$9,975
Investment securities	316	375	1,662	1,451
Federal funds sold and overnight deposits	168	41	249	284
Total interest and dividend income	2,852	2,915	11,567	11,710

Interest expense:
Deposits	253	309	1,037	1,489
Repurchase agreements	1	7	4	28
Total interest expense	254	316	1,041	1,517

Net interest and dividend income	2,598	2,599	10,526	10,193

Provision for loan losses	110	165	320	495

Net interest and dividend income after
provision for loan losses	2,488	2,434	10,206	9,698

Noninterest income:
Service charges on deposit accounts	134	134	495	511
Gain on sales of investments	35	61	113	445
Gain on sale of mortgages	775	234	2,266	428
Investment services fees and commissions	51	40	171	178
Other service charges and fees	240	203	798	651
Increase in cash surrender value
of life insurance policies	56	40	208	160
Other income	0	2	2	9
Total noninterest income	1,291	714	4,053	2,382

Noninterest expense:
Salaries and employee benefits	1,623	1,411	6,271	5,623
Occupancy expense	257	265	1,059	1,098
Equipment expense	75	64	275	254
Loss on sale of other real estate owned	38	-	38	28
Advertising and promotions	149	133	655	490
Forms and supplies	35	52	173	187
Professional fees	139	135	577	753
Directors' fees	59	67	229	197
Correspondent charges	77	82	344	312
Postage	25	17	93	82
FDIC Assessment	62	63	176	361
Data Processing Fees	133	118	502	446
Other expenses	279	266	1,116	925
Total noninterest expense	2,951	2,673	11,508	10,756

Income before income taxes	828	475	2,751	1,325
Income tax provision	224	108	707	416

Net income	$604	$367	$2,044	$909

Net income available to common shareholders	$579	$311	$1,898	$550

Average shares outstanding, basic	869,931	865,015	867,087	864,986
Earnings per common share, basic	$0.67	$0.36	$2.19	$0.64

Average shares outstanding, assuming dilution	876,000	876,514	872,206	869,536
Earnings per common share, assuming dilution	$0.66	$0.35	$2.18	$0.63

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
860-408-4679 (fax)
abisceglio@simsburybank.com